EXHIBIT 10.10
GAS PURCHASE CONTRACT
CANADIAN PLANT
HEMPHILL COUNTY, TEXAS
Between
WARREN PETROLEUM COMPANY
(a Division of Chevron U.S.A. Inc.)
as “Buyer”
And
WALLACE OIL & GAS, INC.
as “Seller”

GAS PURCHASE CONTRACT
INDEX

ARTICLE		PAGE
I	Definitions	1

II	Representations and Commitment	2

III	Reservations of Seller	4

IV	Quantity	4

V	Price	4

VI	Delivery Point	7

VII	Delivery Pressure	8

VIII	Quality	9

IX	Measurement and Tests	10

X	Allocation Procedure	12

XI	Payment	13

XII	Warranty of Title	14

XIII	Royalty	15

XIV	Scope	15

XV	Drip	15

XVI	Rights-of-Way	15

XVII	Force Majeure	15

XVIII	Compliance with Laws, Rules and Regulations	16

XIX	Effective Date and Term	16

XX	Assignment	17

XXI	Notices	17

XXII	Counterpart Execution	17

XXIII	Unprofitable Gas	17

XXIV	Cancellation of Prior Contract	18

	Exhibit “A”	19

	Exhibit “B”	22

	Exhibit “C”	23

GAS PURCHASE CONTRACT
          THIS CONTRACT, made and entered into this 28th day of March, 1994, by and between WARREN PETROLEUM COMPANY, a Division of Chevron U.S.A. Inc., hereinafter referred to as “Buyer”, and WALLACE OIL & GAS, INC. hereinafter referred to as “Seller”;
          WITNESSETH:
          WHEREAS, Seller owns or controls certain mineral leases or interests therein which are more particularly described in Exhibit “A” and Exhibit “B” attached hereto and made a part hereof from which Seller has or will have a supply of gas available for sale hereunder, and Seller desires to sell such gas to Buyer; and,
          WHEREAS, Buyer represents that it has in operation a gas gathering system and processing plant in the area in which Seller’s leases are located and desires to purchase the gas which Seller has available for sale from time to time;
          NOW, THEREFORE, Buyer and Seller in consideration of the mutual agreements herein contained the parties hereto hereby covenant and agree as follows:
ARTICLE I — DEFINITIONS
Except in those certain instances where the context states another meaning, the following terms, when used in this Contract, shall have the following meanings:
1.1	Lease — Any written instrument which gives Seller the right to drill for, produce and dispose of oil and gas in and under the properties described in Exhibit “A” and Exhibit “B”.

1.2	Well — A well capable of production of oil, oil and gas or gas presently classified by the Railroad Commission of Texas as a gas well, a 49-B gas well, or an oil well; provided, however, if a well is completed and capable of producing from more than one reservoir, each completion shall be considered as a separate well, unless the Railroad Commission of Texas allows commingling, and to the extent as allowed, it will be considered as one well.

1.3	Gas — The gaseous effluent, including all the constituents thereof from Seller’s gas-liquid separator or separators to which the well or wells are connected on each lease described in Exhibit “A” and Exhibit “B” attached hereto.

1.4	Day — The period of twenty-four (24) consecutive hours beginning at 8:00 a.m. CST on any calendar day and ending at 8:00 a.m. CST on the calendar day immediately following.

1.5	Month — A period beginning at 8:00 a.m. CST on the first day of a calendar month and ending at 8:00 a.m. CST on the first day of the calendar month immediately following.

1.6	Year — A period of twelve (12) consecutive months from the date of initial deliveries of gas hereunder.

1.7	MCF — One thousand cubic feet.

1.8	BTU — British Thermal Unit.

1.9	MMBTU — One million British Thermal Units.

1.10	Liquid Hydrocarbon Products — Individual hydrocarbon products are hereby defined as follows: pentanes and heavier hydrocarbons collectively treated as a single product sometimes referred to as natural gasoline, iso-butane, normal butane, propane, ethane (including any incidental methane recovered).

1.11	Gross Heating Value — The number of BTUs produced by the combustion of gas at a constant pressure of 14.65 psi and 60°F and saturated with water vapor. Expressed as BTUs per cubic foot.

1.12	Psig — Pounds per square inch gauge.

1.13	Residue Gas — The volume of gas available for sale at the plant tailgate after the extraction of liquid hydrocarbon products and fuel usage.
ARTICLE II — REPRESENTATIONS AMD COMMITMENT
2.1	Seller represents that it owns or controls certain leases or interests described in Exhibit “A” and Exhibit “B”, the gas to be produced therefrom, and has the right to sell the gas. Subject to the other provisions hereof, Buyer represents that it has in operation a gathering system and gas processing plant capable of gathering, receiving and processing the gas and that it will maintain and operate said system and plant for the purpose of receiving and processing gas from Seller hereunder together with the gas produced by others.

2.2	Seller hereby commits to the performance of this Contract for the term hereof, all of the gas Seller owns or controls which may be produced from the leases described in Exhibits “A” and “B” attached hereto, except such gas as is reserved by Seller under Article III hereof. Such dedication shall include, but not be limited to, gas currently being produced from the wells identified in Exhibits “A” and “B” as being located on such leases, and any wells which may subsequently be drilled on such leases. Seller agrees that prior to delivery to Buyer the gas shall not be processed other than in conventional mechanical gas-oil separators operating at no less than ambient temperatures.

2.3	New Gas Production: Lean Gas
(a)	In the event Seller develops new gas supplies subsequent to January 1, 1994 on the leases described in Exhibits “A” or “B”, and the dry MMBTU per MCF is less than 1.075, then Buyer shall have the right, but not the obligation, to take Seller’s gas by matching any bona fide written third-party offer (hereinafter referred to as “Offer”). However, Buyer shall not be obligated to match such Offer. Seller shall provide to Buyer such written Offer along with production data (hereinafter referred to as “Production Data”). Production Data shall consists of information such as well tests indicating deliverability, gas analysis, and any other pertinent information Buyer requires in order to evaluate such Offer. In the event Buyer desires to obtain another gas analysis after receipt of the Production Data, Buyer shall have five (5) working days after receiving such Production Data to notify Seller of such desire. If Buyer so notifies Seller, Seller shall coordinate with Buyer to ensure such sample will be taken within five (5) working days. After receipt of such written Offer and Production Data, Buyer shall have twenty (20) working days to match such Offer. In the event that the results from the two (2) gas analyses are significantly different, a third sample will be taken immediately and such twenty (20) day period will be extended by ten (10) working days. Buyer shall be deemed to have matched said Offer in the event the economic benefit to Seller from Buyer’s offer equals or exceeds the economic benefit to Seller from said Offer. Seller shall provide Buyer with sufficient documentation necessary to support such determination. Should Buyer elect not to match such Offer, then Buyer shall release from the provisions of this Contract the well(s) attributable to such Offer.

(b)	Should Buyer elect to match such Offer, Buyer shall have forty-five (45) days from the date Seller is notified by Buyer that Buyer intends to match such Offer to connect the referenced new gas supplies (although Buyer shall endeavor to connect Seller’s gas as soon as reasonably possible). Buyer shall receive an extension of said forty-five (45) day period in the event Buyer has initiated construction prior to the expiration of said forty-five (45) day period and has not been able to complete installation of equipment to connect Seller’s well(s) due to extenuating circumstances including, but not limited to, a gas connect requiring more than one (1) mile of pipeline to connect Seller’s well(s). Notwithstanding the foregoing, said forty-five (45) day period shall be suspended in the event of delays due to force majeure as provided for in Article XVII.

(c)	In the event that Buyer elects to match such Offer, Buyer will prepare a contract for execution by Seller for such new lean gas production.
2.4	New Gas Production: Rich Gas
(a)	In the event Seller develops gas supplies subsequent to January 1, 1994, and the dry MMBTU per MCF is greater than or equal to 1.075, then Buyer shall have the right, but not the obligation, to process such new gas supplies under the settlement terms set forth in Article V. Seller shall provide to Buyer Production Data that Buyer requires in order to evaluate such new gas supplies, In the event Buyer desires to obtain another gas analysis after receipt of the Production Data, Buyer shall have five (5) working days after receiving such Production Data to notify Seller of such desire, If Buyer so notifies Seller, Seller shall coordinate with Buyer to ensure such sample will be taken within five (5) working days. After receipt of Production Data, Buyer shall have twenty (20) working days to notify Seller whether Buyer intends to process said new gas supplies. In the event that the results from the two (2) gas analyses are significantly different, a third sample will be taken immediately and such twenty (20) day period will be extended by ten (10) working days. Should Buyer not elect to process such new gas supplies, then Buyer shall release from the provisions of this Contract the well(s) attributable to such new gas supplies.

(b)	Should Buyer elect to process said new gas supplies, Buyer shall have forty-five (45) days from the date Seller is notified by Buyer that Buyer intends to process said gas to connect such new gas supplies (although Buyer shall endeavor to connect Seller’s gas as soon as reasonably possible). Buyer shall receive an extension of said forty-five (45) day period in the event Buyer has initiated construction prior to the expiration of said forty-five (45) day period and has not been able to complete installation of equipment to connect Seller’s well(s) due to extenuating circumstances including, but not limited to, a gas connect requiring more than one (1) mile of pipeline to connect Seller’s well(s). Notwithstanding the foregoing, said forty-five (45) day period shall be suspended in the event of delays due to force majeure as provided for in Article XVII.

(c)	Should Buyer elect to process said new gas supplies, such well(s) shall be added to Exhibit “A”.
ARTICLE III — RESERVATIONS OF SELLER
3.1	Seller reserves the following rights:
(a)	To operate the leases free from any control by Buyer in such manner as Seller, in Seller’s discretion, may deem advisable, including without limitation the right to drill new wells, to repair and rework old wells, and to abandon any well or surrender any lease when it no longer is deemed by Seller to be capable of producing gas in paying quantities under normal methods of operation; provided, however, that in the event Seller should terminate or surrender any of the leases, written notice of same shall be given to Buyer within thirty (30) days thereafter.

(b)	To pool or unitize the leases with other leases in the same field, and in the event of such pooling or unitizing, this Contract shall cover and apply to Seller’s interest in the unit and the gas attributable thereto.

(c)	To use gas produced from the leases for developing and operating the leases and for fulfilling obligations to the lessors in the leases for domestic fuel maintenance.
ARTICLE IV — QUANTITY
4.1	Ratable Takes — Buyer agrees to take all Seller’s gas, subject to Article VIII, QUALITY, provided that during flush gas production and during periods of curtailment by the residue gas Purchaser(s), Buyer shall only be obligated to take gas ratably as to quantity with all other gas connected to its gathering system and/or plant. A flush gas condition is hereby defined to exist whenever, in Buyer’s sole opinion, Buyer’s gathering line or plant is of insufficient capacity to gather or process all of the gas connected thereto.

4.2	Temporary Release — Unless Buyer within thirty (30) days from the commencement of such excess production arranges to take or pay for any part or all of such excess gas, upon request by Seller, Buyer shall temporarily release any such excess gas not taken or paid for by Buyer. Buyer and Seller shall mutually determine which gas supplies will be released should Seller request such temporary release pursuant to this Paragraph 4.2. This temporary release shall be for an initial period of one (1) month and month-to-month thereafter; provided, however, that Buyer shall have the right to resume taking any or all gas released upon the expiration of said one (1) month period (or any such one (1) month period thereafter) by giving Seller fifteen (15) days’ notice in writing of its election to do so.
ARTICLE V — PRICE
Buyer shall pay to Seller for the gas delivered hereunder the sum of the values computed in accordance with Paragraphs 5.1 and 5.2.
5.1	Liquid Hydrocarbons Value — Buyer shall pay Seller a percentage of the value received from the sale of liquid hydrocarbon products attributable to Seller’s gas determined in accordance with Article X. Such percentage shall be determined from the table in Paragraph 5.3 on the basis of the total cumulative monthly volume of Seller’s gas having a dry MMBTU per MCF of 1.075 or greater, as measured at the Delivery Point(s), which is delivered into Buyer’s low-pressure gas gathering system and processed at Buyer’s plant (hereinafter referred to as Seller’s “Monthly Processed Volume”). The applicable price of each liquid hydrocarbon product shall be the amount per gallon equal to the arithmetical average of the daily high and low spot market prices for such products at Conway, Kansas, as published by the Oil Price Information Service (OPIS) less a charge for transportation and fractionation or an exchange differential. In addition, a $.0075 per gallon handling fee will be deducted. Such fee will be deducted from the value received from the sale of liquid hydrocarbon products attributable to Seller’s gas prior to applying the settlement percentage in Paragraph 5.3.
5.2	Residue Gas Value — Buyer shall pay to Seller a percentage of the “net value of the residue gas”. Such percentage shall be determined from the table in Paragraph 5.3 on the basis of Seller’s Monthly Processed Volume. “Net value of the residue gas” shall mean the gross value received from the sale of the residue gas attributable to Seller’s gas less transportation costs (if any) from the plant tailgate to the point of sale. The volume of residue gas sold from the gas delivered hereunder shall be that proportionate part of the total volume of residue gas sold from Buyer’s plant, which is determined in accordance with the provisions of Paragraph 10.2 of Article X.

5.3	The settlement under Paragraphs 5.1 and 5.2 shall be as follows:

VOLUME (MCF PER DAY)*	% LIQUIDS	% RESIDUE
Less than 5,000 MCFD	75	78
5,000 — 7,499	78	78
7,500 — 10,000	79	79
Greater than 10,000	80	80

*	The applicable percentages will be determined monthly by dividing the Seller’s Monthly Processed Volume by the number of days in such month.
5.4	(a)	Within twelve (12) months following February 1, 1994, Seller shall spend, or cause to be spent, $1 million ($1,000,000.00) towards the cost of exploring for and developing potential oil and/or gas reserves on Exhibit “A” and “B” leases. It is expressly understood that the aforementioned $1 million ($1,000,000.00) in exploration and development costs will include, but not be limited to, leasehold acquisition costs and the legal and curative costs associated therewith, seismic costs, drilling, completion, and equipment costs.

	(b)	In addition to Buyer’s audit rights defined in Paragraph 11.2, Seller shall, if Buyer requests, and within thirty (30) days of such request, provide Buyer with a detailed summary accounting for the $1 million ($1,000,000.00) expenditure referenced in Paragraph 5.4 (a). Buyer may make such request at any time between March 1, 1995, and August 31, 1995.
5.5	In the event Seller does not fulfill its obligations under either Paragraph 5.4 (a) or 5.4 (b) above, the following settlements shall be deemed effective retroactive to January 1, 1994:

Properties	% Liquids	% Residue
Exhibit “A” Delivery Points	75	75
Exhibit “B” Delivery Points	75	78
5.6	In the event Seller should sell or assign one or more wells or leases covered by this Contract, the volumes from such wells or leases shall not be included for purposes of computing the settlement due Seller under this Article V. The settlement with the party acquiring such well(s) or lease(s) shall be based on volumes attributable only to the acquired production.

5.7	Residue Take-in-Kind Rights — Seller may elect to take its share of the residue gas volume in kind in lieu of payment as described in Paragraph 5.2 above. Election must be made by giving written notice to Buyer at least forty-five (45) days in advance of the first day of the month in which Seller elects to exercise its take-in-kind rights. Seller may only exercise such election one time during each calendar year. Once Seller exercises its right, should Seller subsequently elect to discontinue taking its share of residue gas in kind, Seller must give Buyer written notice at least forty-five (45) days in advance of the first day of the month in which Seller’s take-in-kind election is to be discontinued,

5.8	Gas Control
(a)	Should Seller elect to take its share of the residue gas volume in-kind as described in this Article, Seller shall provide all information deemed necessary to Buyer for gas control at least five (5) working days prior to the first day of each calendar month. Information shall include but not be limited to the following:

Transporter Purchaser Transportation Service Contract Number Name and Phone Number of Seller’s Gas Control Contact
Seller further agrees to be responsible for nominations to the transporting pipeline. Buyer agrees to be responsible for confirmation and delivery to the transporting pipeline. Under no circumstances shall Buyer be required to confirm or deliver more than the estimated available volume.

(b)	Buyer shall have the right to maintain an “over and short account” for residue gas deliveries for Seller’s account. The statement sent monthly to Seller shall identify any over or under deliveries for the current month and the cumulative over or under deliveries to Seller’s receiving pipeline. Buyer shall endeavor to keep the over and short volumes as much in balance as possible by making flow adjustments monthly. However, if upon termination of this Gas Purchase Contract, an imbalance exists, then Buyer shall have the option to pay Seller for a “short” balance over the subsequent three (3) months. Seller shall have the option to pay Buyer for an “over” balance at an average market price at the plant for the prior three (3) months or by delivering the “over” balance over the subsequent three (3) months.

(c)	Should Seller fail to establish a market for the disposition of Seller’s residue gas, Buyer shall have the right to market Seller’s allocated share of residue gas and pay ninety-five percent (95%) of the net proceeds to Seller from the sale by Buyer of Seller’s gas at the tailgate of the plant. Buyer shall retain five percent (5%) of the net proceeds from the sale of the Seller’s gas as Buyer’s fee for marketing Seller’s gas.

(d)	The right to take residue in-kind only applies to Seller including without limitation their subsidiaries or affiliates, and the interests they represent. Notwithstanding Article XIII, ROYALTY, Seller shall act as representative for subsequent distribution of gag and NGL products, or the value of such products, to any owners of royalties, working interest, production payments and the like. If this Contract is assigned by Seller to another party, written notices must be furnished to Buyer and effective the first day of the following month the in-kind deliveries will cease.
ARTICLE VI — DELIVERY POINT
6.1	(a)	Non-Red Deer Properties: With the exception of properties connected to what is commonly known as the Red Deer Gathering System (currently owned by Transwestern, hereinafter defined as “RDGS”), Buyer owns or will construct a metering facility near the outlet of Seller’s separator on the lease(s) or at such other mutually agreed upon location. This meter will be the point of delivery (“Delivery Point”) for non-Red Deer properties for purposes of this Contract.
(b)	Existing Red Deer Properties: The Delivery Point for purposes of this Contract for any properties connected to RDGS (see Exhibit “C” attached) shall be the interconnect between RDGS and Buyer’s gathering system (Buyer’s existing meter 21-P, hereinafter defined as “Meter 21-P”). Seller will be responsible for delivering the gas from such properties to the Delivery Point and paying any associated delivery costs or fees.

If Seller is unable to maintain or renew its existing gathering agreement with the owner of RDGS, Buyer will attempt to obtain a gathering agreement with the owner of RDGS to receive the gas from Seller’s facilities and deliver such gas to the Delivery Point. Prior to entering into such a gathering agreement, Buyer shall submit a copy to Seller for its approval. If Seller approves such gathering agreement, or fails to object to Buyer in writing within 15 days after its receipt thereof (which failure shall be deemed to constitute approval), Buyer shall proceed to execute the gathering agreement, in which case Buyer shall have the right to deduct all costs associated with such gathering agreement from the amounts otherwise due to Seller hereunder.

If Buyer cannot obtain a gathering agreement on RDGS to deliver Seller’s gas to the Delivery Point and so notifies Seller in writing, or if Seller makes a timely objection to a proposed gathering agreement as outlined above, then Seller shall have 30 days from the date of such notice or objection (whichever is applicable) in which to commit to Buyer in writing to construct and operate, at Seller’s sole risk and expense, the necessary gathering facilities to deliver Seller’s gas to the Delivery Point.

If Seller fails to make such commitment within the time permitted and Buyer desires to extend its existing gathering system to connect directly to well(s) listed in Exhibit “C”, Buyer may do so and Seller shall reimburse Buyer for the full cost of constructing and operating such new gathering system. Reimbursement for the construction cost shall be payable in a lump sum upon completion of construction, unless the parties mutually agree to amortize such cost, together with a 20% return on the capital employed, over a mutually agreeable period of time. Upon completion of any such new connection, the Delivery Point for the affected gas shall be the point of interconnection between Seller’s facilities and Buyer’s gathering system.

If Buyer does not elect to extend its gathering system under the circumstances described above and Seller is not able to deliver its gas to the Delivery Point, then Buyer shall permanently release the affected wells from the terms of this Contract.

(c)	Properties Connected Subsequent to Jan. 1, 1994: Buyer, in its sole opinion, shall determine whether new gas supplies shall be tied in to either the RDGS or to Buyer’s gathering system, and shall be responsible for all costs associated therewith, with the exception of costs or fees charged by the owner of the RDGS.
(i)	In the event such new gas supplies referenced in Paragraph 6.1 (c) above are connected to the RDGS, Paragraph 6.1(b) will apply to such new gas supplies. Such Meter 21-P will be the Delivery Point for purposes of this Contract and the new well(s) shall be added to Exhibit “C”.

(ii)	In the event such new gas supplies referenced in Paragraph 6.1 (c) above are connected directly to Buyer’s gathering system, Buyer will construct a metering facility near the outlet of Seller’s separator on the lease(s) or at such other mutually agreed upon location. This meter will be the Delivery Point for purposes of non Red Deer properties for purposes of this Contract.
6.2	Except for properties connected to RDGS, title to the gas sold and delivered hereunder shall pass to Buyer at the Delivery Point(s). Seller shall be in control and possession of the gas delivered hereunder and responsible for any damage or injury caused thereby until same shall have been delivered to Buyer, after which delivery Buyer shall be deemed to be in exclusive control and possession thereof and responsible for any injury or damage caused thereby.

6.3	For properties connected to RDGS, title to the gas shall pass from Seller to Buyer at the point where Seller’s facilities connect to RDGS, but, as between the parties hereto, custody and risk of loss to such gas shall remain with Seller until the gas is delivered into Buyer’s facilities at the Delivery Point specified in Paragraph 6.1 (b) above for such gas. Seller shall be deemed to be in control and possession of such gas, and responsible for any damage or injury caused thereby, until same shall have been delivered to Buyer at the Delivery Point, after which delivery Buyer shall be deemed to be in exclusive control and possession thereof and responsible for any injury or damage caused thereby.
ARTICLE VII — DELIVERY PRESSURE
7.1	The gas purchased hereunder shall be delivered at a pressure sufficient to effect delivery into Buyer’s gathering system against the pressure prevailing therein from time to time. If any of Seller’s wells are unable to deliver gas at such delivery pressure, neither Buyer nor Seller shall be obligated to install compression facilities at such Delivery Point(s) in order to effect such deliveries.

7.2	(a)	Buyer shall endeavor, through utilization of existing equipment, to maintain an operating system pressure of approximately seventy-five (75) psig at the suction to Buyer’s Canadian plant inlet compressors; however, should such pressure exceed seventy-five (75) psig, Buyer shall not be required to install new equipment to reduce the pressure at such plant inlet compressors, Buyer shall have no liability to Seller for failing to maintain such pressure and, notwithstanding the provisions of Article XVII, FORCE MAJEURE, Seller shall remain obligated to continue delivering gas to Buyer except as provided for in Paragraph 7.2 (b).

	(b)	In the event the operating system pressure at the suction to Buyer’s Canadian plant inlet compressors exceeds one hundred (100) psig for thirty (30) consecutive days, then to the extent Seller’s well(s) are incapable of producing gas into Buyer’s system, such gag shall be deemed to be temporarily released. This temporary release shall be for an initial period of one (1) month and month-to-month thereafter; provided, however, that Buyer shall have the right to resume taking any or all gas released upon the expiration of said one (1) month period (or any such one (1) month period thereafter) by giving Seller fifteen (15) days’ notice in writing of its election to do so.
ARTICLE VIII — QUALITY
8.1	The gas delivered to Buyer hereunder shall be commercially free of dust, gum, gum-forming constituents, and other solid and/or liquid matter and shall conform to the following specifications:

(a) Dust, rust, or other solids	None

(b) Carbon Dioxide	Not more than 2.0% by Volume

(c) Oxygen	None

(d) Hydrogen Sulfide	Not more than 10 grains per 100 cubic feet

(e) Total Sulfur	Not more than 20 grains per 100 cubic feet

(f) Heating Value	Not less than 1,000 BTU/CF

(g) Temperature	Not more than 120 degrees F.

(h) Water	No free water

(i) Nitrogen	Not more than 2.0% by Volume
8.2	Buyer, at its option, may at any time and from time to time refuse to accept delivery of any or all gas not meeting the quality specifications set out in this Article VIII; thereafter Seller shall have the right to conform the gas to the above specifications. If neither Buyer nor Seller elects to treat the gas to conform to the above specifications, then Buyer shall upon ninety (90) days’ prior written notice from Seller, release from the provisions of this Contract the producing formation of the well and the acreage attributable thereto from which such gas is produced.

8.3	In the event that Seller’s gas contains substances which, in Buyer’s sole opinion, could result in serious damage to Buyer’s employees, plant, or equipment, then Buyer shall have the right to immediately cease receiving Seller’s gas as long as such condition exists.
ARTICLE IX — MEASUREMENT AND TESTS
The measurement and tests for quality of gas delivered hereunder shall be governed by the following:
9.1	The volume shall be measured at the Delivery Point(s) by orifice meters installed, maintained and operated by Buyer, and computations made in accordance with published procedures adopted as American National Standard, “Orifice Metering of Natural Gas,” published as ANSI/API 2530 as amended or revised from time to time. Buyer may, at its option, install an electronic flow recorder to record the static and differential pressures, flowing temperature and volume of such gas.

9.2	The unit of volume for purposes of measurement shall be one (1) cubic foot of gas at a temperature base of 60° Fahrenheit and at a pressure base of fourteen and sixty-five one-hundredths (14.65) pounds per square inch absolute.

9.3	The arithmetical average of the hourly temperatures recorded during each day, if available, and the factor for specific gravity according to the latest tests, applicable during each day shall be used to make proper computations of volumes hereunder. Only those gas volumes measured at pressures of 100 psig or greater shall be corrected for deviation from Boyle’s Law. Chart integration and volume computations shall be made as accurately as possible and within the accuracy prescribed by the manufacturer of the computing equipment used.

9.4	Temperature shall at Buyer’s option be determined by a recording thermometer continuously used and installed so as to record properly the temperature of the gas flowing through the meter. If a recording thermometer is not being utilized at such meter, the temperature shall be deemed to be 60° F.

9.5	The specific gravity of the gas purchased and sold hereunder shall be determined by Buyer, at its election, either by the use of a gravitometer of the Ranarex type or by the Gravity Balance Method in accordance with the official code of the Gas Processors Association, or by chromatographic analysis, or any other method acceptable to Buyer and Seller.

9.6	The average atmospheric (barometric) pressure shall be assumed to be 13.2 psia unless otherwise specified.

9.7	The total gross heating value of the individual wellhead gas streams and the GPM of each individual product contained therein shall be determined by performing a chromatographic analysis of the samples of the gas taken at each Delivery Point at such times as may be mutually agreed by Buyer and Seller, but not less often than once each six (6) months; provided, that if at any time, either party believes that the heating value of the gas may have changed, such party may call for a special test to be conducted at its expense after having given notice of the time of such test sufficiently in advance to permit convenient arrangements for a representative of the other party to be present. The MMBTUs removed due to product shrinkage will be calculated based on plant liquid products measurement converted to MMBTUs utilizing the constants contained in G.P.A. Publication No. 2145-93, as revised from time to time, and adjusted to 14.65 psia, plus adjustment for plant fuel usage determined by measurement and BTU determination of the gas so utilized. Physical constants for the hexanes and heavier hydrocarbons portion of hydrocarbon mixtures shall be assumed to be the same as the physical constants for hexane. The heat content per gallon of each liquid hydrocarbon shall be determined by multiplying the cubic feet per gallon of such liquid by the heat content per cubic foot thereof. A continuous sampling device shall be used to obtain a sample of the commingled stream of the plant products delivered each month to a product pipeline. A chromatographic analysis of such sample will be used to determine the gallons of each individual product so delivered. The specific gravity or flowing density of the liquid will be determined by equipment installed by Buyer or the operator of the products pipeline.

9.8	Tests for carbon dioxide, sulfur and hydrogen sulfide content of the gas delivered hereunder shall be made by approved standard methods from time to time as requested by any party hereto, but not less often than once each six (6) months.

9.9	All measuring equipment, housing, devices and materials shall be of standard manufacture and shall, with all related equipment, appliances and buildings, be installed, maintained, and furnished by Buyer at its expense in accordance with standards and specifications generally accepted in the industry. Seller may install and operate check-measuring equipment, which shall not interfere with the use of Buyer’s equipment. All testing equipment shall be of standard manufacture and shall be maintained, operated and furnished by Buyer at Buyer’s expense.

9.10	The accuracy of Buyer’s measuring equipment shall be verified by Buyer at reasonable intervals, but not less often than once each six (6) months. The accuracy of Buyer’s testing equipment shall be verified by Buyer at reasonable intervals according to the manufacturer’s specifications. Tests for quality of the gas may be made at the time of testing equipment, or at other times, but not less often than once each six (6) months. Notice of the time and nature of each test shall be given by Buyer to Seller sufficiently in advance to permit convenient arrangements for Seller’s representative to be present. Measuring and testing equipment shall be tested by reasonable means and methods determined by Buyer. Tests and adjustments shall be made in the presence of and observed by representatives of both Buyer and Seller, if present. If after proper notice Seller fails to have a representative present, Seller shall not have the right to dispute the accuracy of such tests. All tests shall be made at Buyer’s expense, except that Seller shall bear the expense of tests made at its request if the inaccuracy found is two percent (2%) or less.

9.11	If at any time any of the measuring or testing equipment is found to be out of service, or registering inaccurately in any percentage, it shall be adjusted at once to read accurately, within the limits prescribed by the manufacturer. If such equipment is out of service, or inaccurate by an amount exceeding two percent (2%) at a reading corresponding to the average rate of flow for the period since the last preceding test, the previous readings of such equipment shall be disregarded for any period definitely known or agreed upon, or if not so known or agreed upon, for a period of sixteen (16) days or one-half (1/2) of the elapsed time since the last test, whichever is shorter. The volume of gas delivered during such period shall be estimated by:
(a)	Using the data recorded by any check-measuring equipment if installed and accurately registering, or if not installed or registering accurately;

(b)	By correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculation, or if neither such method is feasible;

(c)	By estimating the quantity, or quality, delivered, based upon deliveries under similar conditions during a period when the equipment was registering accurately. No corrections shall be made for recorded inaccuracies of two percent (2%) or less.
9.12	Buyer and Seller shall have the right to inspect equipment installed or furnished by the other, and the charts and other measurement or testing data of the other, at all times during business hours; but the reading, calibration and adjustment of such equipment and changing of charts shall be done only by the party owning such equipment. Each party shall preserve all original test data, charts and other similar records, in such party’s possession for a period of at least two (2) years following the end of the calendar year in which such data, charts, and records were created.
ARTICLE X — ALLOCATION PROCEDURE
10.1	Allocation of Plant Products — For each monthly period, the theoretical plant product content at each Delivery Point shall be determined. The actual net plant production of each plant product during the period shall then be allocated between all Delivery Points in the ratio that the theoretical content of each product contained in the gas at each Delivery Point, determined as set forth below, bears to the total theoretical content of each product in all the gas processed in the plant during the period. The actual net plant production of each product in gallons shall be the total quantity of such product delivered from the plant. The theoretical plant product content of the gas at each Delivery Point shall be the result of multiplying the volume in MCF by the GPM (Gallons per MCF) of each plant product contained in such gas as determined from the gas sample analysis.

10.2	Allocation and Disposition of Gas — For each monthly period, the total heat content of the gas at each Delivery Point shall be determined by multiplying the volume of gas metered from each Delivery Point expressed in MCF by the BTU per cubic foot of such gas as determined from the gas sample analysis. The attributable residue gas BTUs for each Delivery Point shall be determined each month by multiplying the total heat content of all of the residue gas actually delivered from Buyer’s plant, as determined by Buyer’s purchaser or purchasers receiving deliveries of residue gas, by a fraction, the numerator of which is the “theoretical heat content of the residue gas remaining” from each Delivery Point connected to Buyer’s plant during such month and the denominator of which is the “theoretical heat content of the residue gas remaining” from all Delivery Points connected to Buyer’s plant during such month. The “theoretical heat content of the residue gas remaining” shall be determined by deducting from the total heat content of the gas delivered from each Delivery Point the following:
(a)	The heat content of the residue gas or gas used as fuel for dehydrating, treating, compressing and processing in the plant or in the field; and allocated to each Delivery Point in the proportion that the volume of gas in MCF from each Delivery Point bears to the total volume of all gas connected to the plant.

(b)	The heat content of the liquid hydrocarbons shall be determined by multiplying the gallons of each liquid hydrocarbon product recovered and attributable to each

Delivery Point by the heat content per gallon of each product determined in accordance with Paragraph 9.7 of Article IX hereof.
10.3	In the event that gas from more than one well is delivered to Buyer through a common meter, Buyer shall account only to said common meter and Seller shall account to all individual wells delivering gas through said common meter and hold Buyer harmless from any adverse claims arising therefrom. Seller also agrees to install and maintain any metering facilities, prior to the Delivery Point, not installed by Buyer hereunder as may be required by the Texas Railroad Commission or other jurisdictional governmental body. Seller further agrees to provide to Buyer on or before the sixth working day of each month, the percentages of gas delivered through said common meter which is attributable to wells classified by the Texas Railroad Commission as proratable and non-proratable. In the event Seller fails to provide such information by said date, payment as provided for in Article XI will be delayed until the month following the month the information is received by Buyer.
ARTICLE XI — PAYMENT
11.1	After the delivery of gas has commenced hereunder, Buyer shall on or before the last day of each month render to Seller a statement showing the quantity of gas delivered during the preceding month and shall mail to Seller the amount due hereunder on or before the last day of the month in which such statement was rendered. Such statement shall also contain all information relative to the payment computations and the allocation in accordance with Article X hereof.

11.2	Each party hereto shall have the right at any and all reasonable times to examine the books and records of the other party, to the extent necessary to verify the accuracy of any statement, charge, computation or demand made under or pursuant to this Contract.

11.3	Notwithstanding the above, all statements rendered to Seller by Buyer during any calendar year shall be conclusively presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period Seller takes written exception thereto and makes claim on Buyer for adjustment. Failure on the part of Seller to make claim on Buyer for adjustment within such period shall establish the correctness thereof and preclude the filing of exceptions thereto or making of claims for adjustment thereof.

11.4	If the lease or leases described herein are owned by two or more parties to this Contract, the Gas Purchase Statement will be sent to the party who is Operator and payment of any sums due to Seller hereunder shall be made to the party designated as Operator of such lease or leases. The Operator shall make proper distribution of the sums to the other parties. In the event Seller notifies Buyer of its desire for Brigham Oil & Gas to receive payment directly, Buyer shall make direct payment (as instructed by Seller) to Brigham Oil & Gas.

11.5	The following shall apply only for Delivery Points delivering Seller’s gas into Buyer’s low pressure gathering system and processed at Buyer’s plant:
(a)	In the event that the Annual Percent Unaccountable MMBTUs, as provided for in Paragraph 11.5 (b), exceeds four percent (4%), then Buyer shall pay Seller for the Excess Unaccountable MMBTUs, defined in Paragraph 11.5 (b), as provided for in Paragraph 11.5 (c). An annual calculation covering January 1 through December 31 will be made in March of the following year and, if payment is due Seller, such payment shall be made by Buyer to Seller by April 30 of such year.

(b)	ANNUAL IMBALANCE CALCULATION
(for processed gas)
i.		Unaccountable MMBTU =

Seller’s Metered Delivery Point MMBTU (saturated)

	-	Allocated Fuel MMBTU (dry)

	-	Allocated Product Shrinkage MMBTU (dry)

	-	Allocated Residue MMBTU (dry)

ii.		Annual Percent Unaccountable =
(Total Unaccountable MMBTU for all Seller’s Delivery Points ÷ Total MMBTU for all Seller’s Delivery Points) x 100
iii.	Excess Unaccountable MMBTUs =

(Annual % Unaccountables — 4%) x Total MMBTUs for all Seller’s Delivery Points
(c)	ANNUAL PAYMENT CALCULATION
i.	Payment = Price X Excess Unaccountable MMBTU’s

where

Price = Weighted Average Residue Price of Seller’s gas as further defined in Paragraph 11.5 (c) ii. and

Excess Unaccountable MMBTU’s = As defined in Paragraph 11.5 (b) iii.

ii.	Weighed Average Residue Price =
(PJVJ+PFVF+PMVM+PAVA+PMAVMA+PJUVJU+PJLVJL+PAUVAU+PSVS+POVO+PNVN+PDVD)
(VJ+VF+VM+VA+VMA+VJU+VJL+VAU+VS+VO+VN+VD)
where

P = Residue price attributable to Seller’s gas for given month

V = Seller’s total allocated residue volume for given month

J = January during annual calculation period

F = February during annual calculation period

M = March during annual calculation period

A = April during annual calculation period

MA = May during annual calculation period

JU = June during annual calculation period

JL = July during annual calculation period

AU = August during annual calculation period

S = September during annual calculation period

O = October during annual calculation period

N = November during annual calculation period

D = December during annual calculation period
ARTICLE XII — WARRANTY OF TITLE
12.1	Seller warrants title to all gas delivered by it and warrants that it has the right to sell the same and that such gas upon delivery to Buyer will be free from liens and adverse claims of every kind. Seller shall indemnify and save Buyer harmless against all loss, damage and expense of every character on account of adverse claims to the gas delivered hereunder. If Seller’s title is questioned or involved in any action, Buyer may withhold payment (without interest, to the extent permitted under V.T.C.A. Natural Resources Code Section 91.402) of sums due hereunder up to the amount of the claim until title is freed from such question or such action is finally determined, or until Seller has furnished bond conditioned to save Buyer harmless, with a surety satisfactory to Buyer.
ARTICLE XIII — ROYALTY
13.1	Seller agrees to account and pay to the persons entitled thereto all royalties, overriding royalties, bonus payments and production payment due with respect to the gas sold or delivered hereunder and to hold Buyer harmless therefrom.
ARTICLE XIV — SCOPE
14.1	This Contract shall be construed as a separate contract as to each lease and as to each well on each lease identified in Exhibits “A” and “B” attached hereto.
ARTICLE XV — DRIP
15.1	Buyer shall keep reasonably clear of obstruction all its pipelines through which said gas is being delivered and shall own all liquids collecting in such lines.
ARTICLE XVI — RIGHTS-OF-WAY
16.1	To the full extent that Seller is able to convey such rights, Seller hereby assigns and grants to Buyer an easement across the premises covered hereby to lay and maintain lines and to install, maintain and operate any equipment necessary to its operations hereunder and Buyer shall have the right of free entry for any purpose connected therewith. All lines and equipment placed by Buyer on said premises shall remain the property of Buyer and may be removed by Buyer before, or within a reasonable time after, the expiration of this Contract.
ARTICLE XVII — FORCE MAJEURE
17.1	In the event of either party hereto being rendered unable, wholly or in part, by force majeure to carry out its obligations under this Contract, other than to make payments due hereunder, the obligations of the party suffering force majeure, so as they are affected by such force majeure, shall be suspended to the extent and for the period of such force majeure condition. Such party suffering force majeure shall give notice and full particulars of such force majeure in writing or by telegraph to the other party as soon as possible after the occurrence of the cause. Such cause shall as far as possible be remedied with all reasonable dispatch. The term “force majeure” as employed herein shall mean acts of God, strikes, lockouts or other industrial disputes or disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints of governments and people, civil disturbances, explosions, breakage or accidents to machinery or lines of pipe, the making of repairs or alterations to lines of pipe or plants, inability to secure labor or materials, freezing of wells or lines of pipe, partial or entire failure of wells or gas supply, necessity for compliance with any court order, or any law, statute, ordinance, regulation or order promulgated by a governmental authority having jurisdiction, inclement weather that necessitates extraordinary measures and expense to construct facilities and/or maintain operations and any other causes, whether of the kind enumerated herein or otherwise, not within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome. Such term shall likewise include (a) in those instances where either party hereto is required to obtain servitude, right-of-way grants, permits or licenses to enable such party to fulfill its obligations hereunder, the inability of such party to acquire, or delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitude, right-of-way grants, permits or licenses, and (b) in those instances where either party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or permissions from any governmental agency to enable such party to fulfill its obligations hereunder, the inability of such party to acquire, or delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials, supplies, permits and permissions. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirements that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of opposing party when such course is inadvisable in the discretion of the party having difficulty. Either party may briefly interrupt its performance hereunder for the purpose of making necessary or desirable inspections, alterations and repairs; and the party requiring such relief shall give to the other party reasonable notice of its intention to suspend its performance hereunder, except in cases of emergency where such notice is impracticable or in cases where the operations of the other party will not be affected. The party requiring such relief shall endeavor to arrange such interruptions so as to inconvenience the other party as little as possible. Service interruptions on the part of either party which are sanctioned by this provision are expressly included within the definition of “force majeure” for the purposes of this Contract.
In the event that during the term of this Contract Seller claims a suspension of its obligation to deliver gas to Buyer for sixty (60) or more days for the reason of one or more events of force majeure, then the term of this Contract shall be extended for the number of days during which such force majeure condition is claimed.
ARTICLE XVIII — COMPLIANCE WITH LAWS, RULES AND REGULATIONS
18.1	This Contract and all provisions herein shall be subject to and performed in accordance with all present and future, applicable and valid, orders, laws, rules or regulations of any duly constituted federal, state or local governmental authority now or hereafter having jurisdiction over the parties, their facilities, and the gas delivered hereunder or this Contract.
ARTICLE XIX — EFFECTIVE DATE AND TERM
19.1	This Contract will become effective January 1, 1994 and shall remain in full force and effect for the life of Seller’s oil and gas leases or any extension or renewal thereof further described on Exhibits “A” and “B”.

19.2	Upon termination, this Contract will cease to have any force or effect, except as to unsatisfied obligations or liabilities of either party attributable to the period prior to 12:00 midnight on the date of termination, or arising thereafter as a result of such termination.
ARTICLE XX — ASSIGNMENT
20.1	The provisions of this Contract shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors and assigns. If Seller assigns or conveys all or any part of the leases covered hereby, or any wells located thereon, Seller shall provide in any instrument of assignment or conveyance that such assignment or conveyance is subject to the terms and conditions of this Contract and that the party or parties to whom such assignment or conveyance is made shall be bound by the terms of this Contract. No transfer of or succession to the interest of Seller hereunder, wholly or partially, shall effect or bind Buyer until Buyer shall have been furnished with written notice and the original instrument or a certified copy of an acceptable photocopy of the instrument or instruments effecting such changes of ownership.
ARTICLE XXI — NOTICES
21.1	Any notice, request, demand, or statement provided for in this Contract shall be in writing and deemed given when deposited in the United States mail, postage prepaid, directed to the Post Office address of the parties as follows or at such address as either party may from time to time designate as the address for such purpose by registered or certified letter addressed to the other party.

BUYER:	Warren Petroleum Company
(a Division of Chevron U.S.A. Inc.)
P. O. Box 1589
Tulsa, Oklahoma 74102

SELLER:	Wallace Oil & Gas, Inc.
3030 Northwest Expressway
18th Floor
Oklahoma City, OK 73112
ARTICLE XXII — COUNTERPART EXECUTION
22.1	This Contract may be executed in any number of counterparts, each of which, when executed by any Buyer and any Seller, shall be deemed to be an original, binding agreement between such Buyer and Seller, as of the effective date hereof, regardless of any failure by one or more parties to execute such contract.
ARTICLE XXIII — UNPROFITABLE GAS
23.1	In the event the gas from any well or combination of wells on the properties described in Exhibit “A” and Exhibit “B” is or becomes, in the sole judgement of Buyer, insufficient in volume or liquefiable hydrocarbon content, or for any other cause is or becomes unprofitable for the extraction of liquefiable hydrocarbons therefrom, Buyer shall not be required to take such gas so long as such condition exists.

If at any time the volume and/or liquefiable hydrocarbon content of the gas available from any well or combination of wells located on the properties listed in Exhibits “A” and “B”, or any other cause beyond Buyer’s control, shall render the operation of Buyer’s plant or the gas gathering lines to such wells unprofitable, Buyer may by thirty (30) days’ written notice to Seller cancel this Contract in regard to such well or combination of wells which are unprofitable.
ARTICLE XXIV — CANCELLATION OF PRIOR CONTRACTS
24.1	Effective January 1, 1994, this Contract shall supersede any prior gas contracts and any amendments thereto effective between the parties hereto insofar as such contracts cover the leases described in Exhibits “A” and “B” including, but not limited to, Gas Purchase Contracts dated November 5, 1992, and June 4, 1992, between Wallace Oil & Gas, Inc., and Warren Petroleum Company.

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the day and year hereinabove written.

ATTEST:	WARREN PETROLEUM COMPANY
(a Division of Chevron U.S.A. Inc.)

/s/ [ILLEGIBLE] Secretary	By	/s/ D. D. Dunlap D. D. Dunlap, Vice President

“BUYER”

ATTEST:	WALLACE OIL & GAS, INC.

/s/ Dan F. Wallace Secretary	By	/s/ [ILLEGIBLE] Title President

“SELLER”

EXHIBIT “A”
This Exhibit “A” is attached to and made a part of Gas Purchase Contract dated March 28, 1994, between Warren Petroleum Company, A Division of Chevron U.S.A. Inc, hereinafter collectively referred to as “Buyer”, and Wallace Oil & Gas, Inc., as “Seller”.
RED DEER CREEK FIELD
Marian Osborne 3-26
Section 26, Block B-1, H&GN RY Co. Survey, Roberts County, Texas
B.F.A. Byrum et al 2-27, 3-27
Section 27, Block B-1, H&GN RR Co. Survey, Roberts County, Texas
Byrum
Section 4, Block B-1, H&GN RY Co. Survey, Roberts County, Texas
Marian Osborne 1-26, 2-26, 4-26 & 5-26
Section 26, Block B-1, H&GN RY Co. Survey, Roberts County, Texas
Osborne 3-36
Section 36, Block B-1, H&GN RY Co. Survey, Roberts County, Texas
Mother Bear
Section 28, Block B-1, H&GN RY Co. Survey, Roberts County, Texas
R. A. Byrum 1-6
Section 6, Block B-1, H&GN RY Co. Survey, Roberts County, Texas
Jameson
Section 35, Block B-1, H&GN RY Co. Survey, Roberts County, Texas
CANADIAN SE FIELD
Isaacs #207:
Harry Wilbur, Jr., Receiver, Lessor — Section 207 (less Santa Fe Railroad right of way) in Block C, G&M and MB&A Surveys, Hemphill County, Texas
John C. Isaacs, Jr., et al, Lessor — Section 207 (less Santa Fe Railroad right of way), Block C, G&M and MB&A Surveys, Hemphill County, Texas
The Atchison, Topeka and Santa Fe Railway Company Lessor — Insofar and only insofar as the following described tract or parcel of land lies in and describes lands in Section 207, Block C, G&M and MB&A Survey:
All of that certain tract or parcel of land situated in said Sections 207 and 209 and being a part of the original track rights of way described in deed dated March 21, 1888, from John J. McCook, et al, to The Southern Kansas Railway Company of Texas, predecessor in interest to Lessor herein and all of that certain 2.54 acre tract of land described in deed dated June 3, 1908 from W.C. Isaacs, et al, to said The Southern Kansas Railway Company, more particularly described as follows:
BEGINNING at a point in the center line of Lessor’s main track at Railway Engineer’s Station 915 + 23.3 which equals Railway Engineer’s Original Station 629 + 67.4, located north 776.0 feet (assuming for the purpose of this description that the west line of said Section 209 bears due north and south) and north 34° 00' east 2,306.7 feet from the southwest corner of Section 209;
THENCE north 34° 00' east along the original main track center line as same was located and constructed prior to its relocation, 871.4 feet to beginning of a curve to the right at Railway Engineer's Original Station 620 + 96;
THENCE northeasterly along said original center line along a curve having a radius of 1,910.08 feet, a central angle of 24° 25', an arc distance of 813.8 feet to a point of tangency at Railway Engineer’s Original Station 612 + 82.2;
THENCE north 58° 25' east, tangent to last described course 789.80 feet to a point for corner located 18.0 feet northwesterly measured at right angles to the relocated and existing main track center line opposite Railway Engineer’s Station 890 + 73.3;
THENCE south 31° 35' east, at 18.0 feet to the center line of said existing main track, in all 118.0 feet to a point for corner in the southeasterly property line located 100.0 feet southeasterly from measure normal to the said existing main tract center line;
THENCE southwesterly along said southeasterly property line concentric with and 100 feet southeasterly from said main track center line along a curve to the left having a radius of 5,629.65 feet, a central angle of 24° 30', an arc distance of 2,407.2 feet to point for corner opposite Railway Engineering Station 915 + 23.3;
THENCE north 56° 00' west 100.0 feet to the place of BEGINNING, containing an area of 8.61 acres, more or less. Hemphill County, Texas.
CANADIAN SW FIELD
W. Campbell 3-56
That part of Section 56, save and except the SW/4 of said Section 56, Block 1, I&GN RR Co. Survey, lying East of the Easterly line of the right of way of the Panhandle and Santa Fe Railroad, which right of way lies easterly 100 feet at right angles from the center of the main tract of said railway company’s main line of road. Hemphill County, Texas.
MENDOTA NW FIELD
John C. Isaacs 1-1, D.O. Isaacs “A” 2-205 and D.O. Isaacs 204 and 205:
John C. Isaacs, et al, Lessor — Alfred Lout Survey Number 1, Hemphill County, Texas, South of a line 456.3 varas South of and parallel to the South lines of Sections 192 and 193, Block C, G&M and MB&A Surveys, Hemphill County, Texas, and the West 144 acres of that part of Section 197, Block C, G&M and MB&A Surveys, Hemphill County, Texas, South of a line 456.3 varas South of and parallel to the South line of Section 192, Block C, G&M and MB&A Surveys, Hemphill County, Texas, said parts of the Alfred Lout Survey Number 1 and said Section 197 containing 710.70 acres. Hemphill County, Texas.
Harry Wilbur, Jr., Receiver, et al, Lessor — The South 906.71 acres of the Alfred Laut Survey No. 1 and the West 144 acres of the South 239 acres of Section l97, Block C, G&M and MB&A Surveys. Hemphill County, Texas.
Harry Wilbur, Jr. Receiver, et al, Lessor — Section 204 and 205 (less Santa Fe Railroad right-of-way) in Block C, G&M and MB&A Surveys. Hemphill County, Texas.
John C. Isaacs, et al, Lessor — Section 204 and 205 (less Santa Fe Railroad right-of-way) in Block C, G&M and MB&A Surveys. Hemphill County, Texas.

Campbell Santa Fe Unit:
W. R. Campbell, et ux., Lessor — All of Section No. 38, Block No. 1, I&GN Ry. Co. Survey, save and except such portions of said survey as have been granted to the Panhandle & Santa Fe Railway or its predecessors in interest. Hemphill County, Texas.
The Atchison, Topeka and Santa Fe Railway Company, Lessor — Insofar and only insofar as the following described lands lie within Section 38, Block 1, I&GN RR Co. Survey:
A strip of land 200 feet in width, lying 100 feet on each side of the center line of Lessor’s main track as now located and constructed, extending from the south line of said Section 35 in a northeasterly direction across said Sections 35 and 38 a distance of 6,730 feet to a line perpendicular to the center line of said main tract at Railway Engineer’s Station 1111 thence the strip of land is 250 feet in width, lying 100 feet on the southeast side and 150 feet on the northwest side of the center line of said Lessor’s main tract and continuing in a northeasterly direction a distance of 3,300 feet to a line perpendicular to the center line of said Lessor’s main track at Railway Engineer’s Station 1078; thence the strip of land is 200 feet in width, lying 100 feet on each side of the center line of said Lessor’s main tract and continuing northeasterly to the east and north line of said Section 38, a distance of 1,260 feet, measured along the center line of said main track, said strip or tract of land containing an area of 55.95 acres more or less. Hemphill County, Texas.
J.C. Campbell
All of Section No. 37, Block No. 1, I&GN Ry. Co. Survey. Hemphill County, Texas.
W.R. Campbell Unit:
W.R. Campbell, Lessor — Insofar as covers E/2 Section 53, Block 1, I&GN Ry. Co. Survey, Hemphill County, Texas.
T.D. Wiggins, Lessor — Insofar as covers W/2 Section 53, Block 1, I&GN Ry. Co. Survey. Hemphill County, Texas.
Cities Service Oil Company, Lessor — W/2 Section 53, Block 1, I&GN Ry. Co. Survey. Hemphill County, Texas.
Campbell “A” 2 - 41 and Campbell “A” 1 - 41
All of Section 41, Block No. 1, I&GN RR Company Survey, Hemphill County, Texas.
Wiggins Gas Unit and T.D. Wiggings #2:
T.D. Wiggins, et ux., Lessor — Section 54, Block 1, I&GN Ry. Co. Survey. Hemphill County, Texas.
Cities Service Petroleum Company, Lessor — N/2 Section 54, Block 1, I&GN Ry. Co. Survey. Hemphill County, Texas.
Cities Service Petroleum Company, Lessor — S/2 Section 54, Block 1, I&GN Ry. Co. Survey. Hemphill County, Texas.
R.A. Flowers
Section 84, Block B-1, H&GN Ry. Co. Survey. Hemphill County, Texas.
Myrtle Flowers
Section 61, Block B-1, H&GN RR Co. Survey, Hemphill and Roberts Counties, Texas.

EXHIBIT “B”
RED DEER CREEK
#66 - R Osborne
The North half of Section 66 containing 320.01 acres and the abutting correction strip 31.9 acres SF 15958 for a total of 352 acres all in Block M-2, H & GN Survey, Roberts County, Texas
#2 - R Osborne
All of Section 35, Block M-2, H & GN Survey, 640 acres, Roberts County, Texas
CREE FLOWERS
B #1 Flowers Lease
The center 1/3 of the S 2/3 of the W 3737 acres of the S 5189.3 acres, Survey A-50 of the Clay County School Lands, containing 553.4 acres more or less, Roberts County, Texas
#2 - K Flowers Lease
The West 1/3 of the S 2/3 of the W 3737 acres of the S 5189.3 acres, Survey A-50, of the Clay County School Lands, containing 553.4 acres more or less, Roberts County, Texas
#3 Flowers Lease
The E 692.26 acres of the N 1/3 of the E 2/3 Of the W 3737 acres of the S 5189.3 acres, Survey A-50 of the Clay County School Lands, Roberts County, Texas
#1 Kim Flowers Lease
All of Section 94 (467 acres) and the West 186.3 of Section 93 all of Block C, G & M Survey, Roberts County, Texas a total of 653.3 net acres
#l R. L. Flowers Lease
Section 68, Block C, G & M Survey, Roberts County, Texas
A #1 - 79 Flowers Lease
Section 79, Block C, G & M Survey, Roberts County, Texas
#1 Mills
The Southwest 640.00 acre tract of the Mills Ranch, Clay County School Lands, Roberts County, Texas
#2 - B Mills
Tract 7-A of the Mills Ranch 740.00 net acres Clay County School Lands, Roberts County, Texas
#2 - A Payne
The Southeast 640 acres Payne Ranch Clay County School Lands, Roberts County, Texas
#2 - B Payne
The Southwest 640 acres Payne Ranch Clay County School Lands, Roberts County, Texas

EXHIBIT “C”
Existing Red Deer Properties: Defined as Seller’s properties delivering gas into Transwestern’s Red Deer Gathering System as of December 31, 1993. These well(s) and the associated leases are further described in Exhibits “A” or “B”.
Well Name(s) — (Commonly known as) —
Marian Osborne 3-26
B.F.A. Byrum et al 2-27, 3-27
Byrum
Marian Osborne 1-26, 2-26, 4-26 & 5-26
Osborne 3-36
Mother Bear
R. A. Byrum 1-6
Jameson
#66-R Osborne
#2-R Osborne

GAS PURCHASE CONTRACT
AMENDATORY AGREEMENT
     Under date of March 28, 1994, a Gas Purchase Contract was entered into by and between WARREN PETROLEUM COMPANY, a Division of Chevron U.S.A., Inc. as “Buyer” and WALLACE OIL & GAS, INC. as “Seller”, covering the purchase of gas connected to Buyer’s Canadian Plant.
     NOW, THEREFORE, by mutual agreement of the parties hereto, said Contract is hereby amended to add Seller’s interest in the lands described below:
All of Sections 66, 67 and 68 of Block M2, H & G.N. RR. Co. Survey, Roberts County, Texas.
and,
It is agreed by both parties that under the terms outlined in ARTICLE VI — DELIVERY POINT Paragraph 6.1 (b) that Buyer shall install the facilities necessary to gather the following Red Deer Properties at a capital cost not to exceed five hundred thousand dollars ($500,000):

Osbourne #3-36	Osbourne #l-26	Osbourne #5-26
Osbourne #4-26	Osbourne #2-26	Osbourne #3-26
Sharon Well
Seller shall reimburse Buyer for said capital cost, along with a 20% return on the capital employed, at a rate of eight cents per MCF ($0.08/MCF) delivered by Seller from the Red Deer properties listed above. Said eight cent per MCF fee shall terminate when Buyer has received full reimbursement as outlined herein. The volume from any additional Red Deer properties that are gathered by Buyer while not exceeding the $500,000 limit will also stand the eight cent per MCF fee and will be applied to the reimbursement and,
It is agreed by both parties that the recovery of capital costs, by Buyer from Seller, of any facilites necessary to gather gas from the lands added in this Amendment shall be subject to the same provisions, excluding the $500,000 capital limitation, as stated herein for the Red Deer Properties. Said capital costs for the amended lands shall be limited to mainline facilities, eight (8) inch or larger pipe sizes and shall include the following but not be limited to: purchase of pipe, labor to install the pipe, Right Of Way acquisitions, pigging facilities, miscellaneous pipe fittings.
The effective date of this Amendment shall be March 1, 1995.
Except as hereinabove amended, all other terms and provisions of the above referred to Contract shall remain in full force and effect for the term thereof.

WARREN PETROLEUM COMPANY
(A Division of Chevron U.S.A. Inc.)

	By:	/s/ [ILLEGIBLE] Attorney-in-Fact

ACCEPTED AND AGREED TO THIS 31st
DAY OF March , 1995

/s/ Dan F. Wallace
WALLACE OIL & GAS, INC.

By: /s/ Dan F. Wallace
Title: Vice President

STATE OF Oklahoma	}
} ss.
COUNTY OF Oklahoma	}
     On this 31st day of March, A.D., 1995, before me, the undersigned, a Notary Public in and for the county and state aforesaid, personally appeared Dan F. Wallace to me personally known to be the identical person who signed the name of the maker thereof to the within and foregoing instrument as its Vice President and acknowledged to me that he executed the same as his free and voluntary act and deed, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.
     Given under my hand and seal the day and year last above written.

My commission expires 6-3-95	/s/ [ILLEGIBLE]
Notary Public